Exhibit 4.35

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Property, entered into on April 16, 2018, in connection with Fazenda Alto Taquari

Parties: Imobiliária Mogno Ltda., as Seller; Maurício Joel de Sá, as Buyer, and BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, as intervening-consenting party.

Purpose: The commitment to sell a total area of 6.05 hectares, to be originated from Fazenda Alto Taquari, for the total price, in Brazilian national currency (Reais), equivalent to 100 bags of soybeans per hectare, to be paid on May 31, 2018.